Exhibit 4.44

SUPPLEMENTARY AGREEMENT No 1

Party A: Shanghai Juhuo Network Technology Co., Ltd.

Address: Building No.3, No.700 Yishan Road, Shanghai, the People’s Republic of China

Representative:

Contact Number

Party B: Shanghai Giant Network Technology Co., Ltd.

Address: Building No.3, No.700 Yishan Road, Shanghai, the People’s Republic of China

Representative:

Contact Number

WHEREAS,

Party A and Party B entered into the Distribution and License Agreement (the “Original Agreement”) in June 2011. Party A’s number for the Original Agreement is HT1111120001 while Party B’s number for the Original Agreement is HT0411120016. According to the Original Agreement, Party A authorizes Party B to promote and distribute the platform software within the mainland China.

NOW, THEREFORE, adhering to the principles of equality and mutual benefit, and after friendly negotiations, the Parties reach the following supplementary agreement to the Original Agreement:

1.	The Parties agree to modify Article 6.2 of the Original Agreement as follows from April 1, 2013:

“6.2 Royalty Fee

The calculation method of royalty fee shall be as follows:

”the number of Game Points consumed/100*(1-the ratio between the discount of game card and channeling cost)*(1- the rate of taxes and related fees)* sharing rate

Note:

the ratio between the discount of game card and channeling cost shall be determined by the average unite price in the previous year. ( the specific figure will be further confirmed by both parties through mails)

the rate of taxes and related fees: determined by tax policy decided by the government sharing rate: 24%

royalty fee shall be paid in RMB

2.	All the rights and obligations already in existence before the modification of Article 6.2 shall be governed by the Original Agreement.

3.	This Supplementary Agreement supersedes the Original Agreement with respect to the subject matter hereof. Matters that are not included in this Supplementary Agreement shall be governed by the Original Agreement.

4.	This Supplementary Agreement shall become effective immediately upon sealed by the Parties. This Supplementary Agreement is prepared in two counterparts, each party has one counterpart, and each of the counterparts shall be deemed an original.

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Shanghai Juhuo Network Technology Co., Ltd.

Representative:

Date:

Party B: Shanghai Giant Network Technology Co., Ltd.

Representative:

Date: